Exhibit 10.34

July 19, 2021

Ms. ZHUO Jing

3-6-1, No.35-7, Wen Ti Street,

Gan Jing Zi District, Da Lian,

Liao Ning Province, PRC

Dear Ms. ZHUO,

Integrated Media Technology Limited: Appointment as Independent and Non-Executive Director

This letter outlines and confirms the terms which will apply to your role and responsibility as an Independent and Non-Executive Director of Integrated Media Technology Limited ("IMTE"). In this letter, Group means IMTE and its subsidiaries.

1.	Term of appointment and vacation of office

You will hold the office of Independent and Non-Executive Director until the next annual general meeting of IMTE under the Corporations Act and IMTE's Constitution ("Constitution").

At any time during your tenure, including when you become subject to re-election under the Constitution or the law, your performance as a Director may be reviewed in accordance with processes agreed by the Board from time to time. A recommendation as to your re-appointment may be made in a notice of meeting or other material provided to shareholders. You agree to participate in such reviews.

You will cease to hold office as a Director at any time that you resign by written notice. If such a decision is prompted by concerns about the running of IMTE or a proposed action which cannot be resolved, it is appropriate for you to write to the Chairman, setting out the reasons for your resignation. Where possible, it is desirable that you give the Chairman reasonable forewarning of. Your intention to resign or to not seek re-election, so that IMTE can plan for succession of skills and experience on the Board. You may be removed from or otherwise cease to hold office as a Director of IMTE in accordance with the law and the Constitution. No such removal or cessation will give you any rights to compensation or damages and no fee will be payable to you for any period after such removal or cessation. On ceasing to hold office as a Director of IMTE, you will also resign as a Director of any other company within the Group.

The Board may from time to time request you to participate in one or more Board committees, or to serve in other capacities, subject to your agreement.

Level 7, 420 King William Street, Adelaide SA 5000, Australia
T: +61 8 7324 6018 F: +61 8 8312 0248 www.imtechltd.com A.B.N. 98 132 653 948 NASDAQ: IMTE

2.	Role

IMTE is the holding company of the Group. The overall management and control of the business of the Group is vested in the IMTE Board. The Board has reserved for its own decision a number of specific matters, which include the establishment of IMTE's overall strategic direction and strategic plans for its major business units, the approval of budgets, financial objectives and policies and significant capital expenditure, the approval of IMTE's financial statements and published reports, the approval of the establishment and annual review of the effectiveness of IMTE's systems of internal control and risk management, and the appointment of key senior executives. The charters of the various Board committees also require certain matters to be approved by the Board including, among other matters, the executive remuneration policy and the appointment of the external auditors. The Board has otherwise delegated responsibility for the management of the Group, through the Chief Executive Officer, to executive management.

As an Independent and Non-Executive Director of IMTE, you will contribute to ensuring that the Board has the mixture of skill and experience which it requires. You are expected to participate as a member of the Board in, among other matters:

-	constructively challenging and helping to develop proposals on the Group's strategy;
-	setting values and standards for the Group and establishing systems for their communication and monitoring;
-	monitoring the performance of management in meeting agreed goals and objectives and ensuring that the necessary financial and human resources are in place to enable the Group to meet those goals and objectives;
-	satisfying yourself as to the adequacy and integrity of financial and other reporting to the Board and shareholders and that there are adequate systems of internal control; and
-	satisfying yourself that systems for identification and management of risks are robust and appropriate.

You agree to carry out your duties in accordance with applicable legal standards and with standards of good corporate governance.

3.	Time commitments

The time required to be devoted to IMTE by Independent and Non-executive Directors may change from time to time. The plan for a calendar year, including the current year, involves Independent and Non-Executive Directors attending:

-	4 regular Board meetings;
-	Annual general meeting;
-	Extraordinary general meeting if any.

You may be required to participate as a member of a Board committee, meetings of which will occur at times other than those outlined above. If you are appointed as Chairman of any committee, you may expect a further call on your time to fulfill that role.

The Company Secretary maintains the schedule of Board and committee meetings and should be contacted with any detailed questions.

In addition, you will be expected to devote appropriate preparation time ahead of each meeting and to attend such ad hoc meetings as may be necessary or desirable.

By accepting this appointment, you confirm that you are able to allocate sufficient time to meet these expectations. You should consult with the Chairman before you accept any additional commitments which may conflict with, or impact on, the time you are able to devote to your role as an Independent and Non-Executive Director of IMTE. Your appropriate commitment of time to the affairs of IMTE will be one of the issues addressed in performance reviews.

The heavy travel burden associated with attending meetings in two hemispheres is recognised and, with the consent of the Chairman, Directors may on occasion be permitted to attend meetings "electronically" when necessary.

Level 7, 420 King William Street, Adelaide SA 5000, Australia
T: +61 8 7324 6018 F: +61 8 8312 0248 www.imtechltd.com A.B.N. 98 132 653 948 NASDAQ: IMTE

4.	Technology

By consenting to become a Director, you consent to the use of video, telephone, electronic mail, any other technology which permits each Director to communicate with every other Director, or any combination of these technologies for the purpose of calling and holding Directors' meetings.

5.	Independence and other interests

Based on an assessment of all relevant and available information, the Board regards you as an independent Director. By signing this letter, you confirm that you agree. If your circumstances change in any way that may affect your status as an independent Director, you must immediately disclose this to the Board. You agree to provide the Board with all information it may require at any time to confirm your independence.

IMTE accepts that you will have business interests other than those of IMTE. The enclosed Director Disclosure of Interests and Transactions in Securities Policy and Company and Director Engagement Agreement ("Agreement") specify the obligations under NASDAQ listing rules 5605(b) and 5605(e) for being a director and give an overview of NASDAQ Stock Market (NASDAQ) policy in relation to disclosure of directors' interests and transactions in securities. You have read the Agreement, sign and return a copy of which to our Company Secretary. You are also required to provide the disclosure information as specified in the Agreement to our Company Secretary on your appointment. You warrant that this disclosure is a full and fair one and includes all information that IMTE reasonably needs to know in order to make an informed decision to appoint you.

Disclosure of interests is a continuing obligation. If your circumstances change or you acquire any office or property which may conflict with your office as a Director of IMTE or the interests of IMTE, then you must disclose its character and extent at the next Board meeting. This should be done in writing. You may wish to consult with the Chairman or the Company Secretary as soon as you become aware of any potential conflict.

You should be aware that, under the law and the Constitution, you will generally not be entitled to attend any part of a Board meeting, or to vote, on any matter in which you have a material personal interest unless the other Directors unanimously decide otherwise. Any material relationships or interests which you may have which could affect your independence are required to be disclosed in the annual report and the accounts under the Corporations Act and the Listing Rules of the NASDAQ Stock Market (NASDAQ Listing Rules).

6.	Remuneration and expenses

The Independent and Non-Executive Director of IMTE is paid a base fee which is currently AU$1,500 per month. Fees are payable by monthly installments and will be deposited (net of any deductions required) into your bank account, details of which you provide from time to time. For the purposes of compliance with the requirements of the Australian Taxation Office, we will require you to provide IMTE with your Australian Tax File Number (TFN), if any.

These amounts or the nature of the benefit may be changed by the shareholders or the Board. You will not be entitled to a retirement allowance. IMTE will contribute to a superannuation scheme for your benefit in accordance with statutory requirements. Any such compulsory contributions will be deducted from the fees otherwise payable to you.

You are entitled to be paid other expenses you properly incur concerning IMTE's affairs. Except for reasonable expenses associated with travelling on IMTE' business, you should obtain the approval of the Chairman to the expense before you incur it. Expenses are approved in accordance with the policy set by the Remuneration Committee from time to time.

Level 7, 420 King William Street, Adelaide SA 5000, Australia
T: +61 8 7324 6018 F: +61 8 8312 0248 www.imtechltd.com A.B.N. 98 132 653 948 NASDAQ: IMTE

7.	Continuous improvement and Directors' appraisal

The Board believes that progressive organisations appreciate the challenge of operating in today's business environment and embrace the need for continuous improvement. You agree that you will participate in:

-	continuous improvement programs from time to time determined by the Board as being appropriate for Directors, at the expense of IMTE, whether or not those programs are offered by IMTE; and
-	participate in processes of internal and external review of Director, Board and committee performance as may be determined to be appropriate by the Board from time to time. You acknowledge that such processes may result in positive or negative recommendations in relation to your candidacy for re-appointment to the Board.

If there are any issues that cause you concern about the Board or your individual performance, or the performance of any committee, you should feel free to raise it with the Chairman at any time.

8.	Access to company documents

Under Australian law, Directors have a right of access to financial records and they may make copies of books (other than financial records) for the purposes of certain legal proceedings. This latter right continues for seven years after you cease to be a Director.

9.	Independent advice

With the approval of the Chairman, you may seek independent professional advice at the expense of IMTE on any matter connected with the discharge of your responsibilities. Copies of this advice must be made available to, and for the benefit of, all Board members, unless the Chairman otherwise agrees or unless making it available in this manner would result in a waiver of your legal professional privilege.

10.	Charters and policies

IMTE has a range of charters and policies which govern our corporate governance, conduct of the Directors and employees and set out the processes, values and standards of the Group in dealing with all stakeholders. These are available on the IMTE website www.imtechltd.com. You agree to comply with such charters and policies and acknowledge that your conformity with them will be an element in any assessment of your performance as a Director of IMTE.

11.	Notification of personal interests

Under the NASDAQ Listing Rules, IMTE is required to provide information about you to the NASDAQ. Filings concerning you must also be made with various government authorities.

You agree that you will provide to the Company Secretary promptly (and within required timeframes for filing that information) all information about you which may be required for this purpose including (without limitation):

-	details of your name, address, date and place of birth;
-	details of IMTE securities held by you, your spouse and children under 18 years of age (including step-children) and entities associated or connected with you or any of them (Related Persons) at the time of your appointment as, and at the date you cease to be a Director of IMTE; and
-	details of any changes in IMTE securities held by you or a Related Person, within two days from the date of the change.

Level 7, 420 King William Street, Adelaide SA 5000, Australia
T: +61 8 7324 6018 F: +61 8 8312 0248 www.imtechltd.com A.B.N. 98 132 653 948 NASDAQ: IMTE

11.	Notification of personal interests (Cont'd)

You acknowledge that any personal information you have provided to IMTE may be used or disclosed by IMTE as described below:

-	to comply with the NASDAQ Listing Rules;
-	to comply with the Corporations Act of Australia or any other applicable law;
-	for any corporate governance purpose, and to monitor compliance with the charters and policies described above;
-	to comply with any statutory, regulatory or stock exchange requirements or periodic reporting obligations under other laws in any other jurisdiction which require IMTE to disclose information to any statutory body, regulator or stock exchange regulatory authorities; and
-	to prepare offering memoranda, prospectuses, registration statements, information memoranda and like associated documents in connection with the offering for issue or sale of debt, equity and hybrid securities.

You can ask for access to most personal information that IMTE holds about you in your capacity as a Director. To find out what sort of personal information IMTE holds about you as a Director, or to make a request for access, you should contact the Company Secretary. If for any reason IMTE is unable to grant access to you to any personal information, the Company Secretary will advise you of that reason.

12.	Trading in IMTE shares

IMTE has a Securities Trading Policy. The policy contains restrictions on when you can deal in IMTE securities. In summary, the policy restricts you from trading in IMTE securities during certain defined periods and outside these periods you must obtain the prior approval of IMTE's Chairman before doing so. It also prohibits you taking out margin loans for which IMTE shares are security. A copy of the policy is in your induction pack.

13.	Company Secretary

All Directors have access to the Company Secretary's advice and services.

14.	Confidentiality

All non-public information obtained during your appointment is confidential to IMTE and should not be released, either during your appointment or following termination (by whatever means) to third parties without prior clearance from the Chairman, or as required by law. When you cease to be a Director you agree to return to IMTE all property, materials and documents of IMTE, other than such documents as you reasonably need to retain as a record of the discharge of your duties.

I also draw your attention to both legislation and IMTE's policy prohibiting disclosure or use of price sensitive information.

15.	Termination

This appointment letter may be terminated by either party giving one (1) month's written notice.

16.	General

This letter agreement is governed by the laws of South Australia. Please confirm your consent to act as an Independent and Non-Executive Director on the terms set out above by signing and returning to me the enclosed copy of this letter.

Level 7, 420 King William Street, Adelaide SA 5000, Australia
T: +61 8 7324 6018 F: +61 8 8312 0248 www.imtechltd.com A.B.N. 98 132 653 948 NASDAQ: IMTE

Please feel free to contact me or the Company Secretary on (852) 2989 0288 if you have any queries in relation to the above.

We look forward to welcoming you to the Board.

Yours sincerely

______________________________________________

Con Unerkov

Executive Chairman and Chief Executive Officer

Acknowledgment

I accept the terms of the proposed appointment set out in this letter.

______________________________________________

Zhuo Jing

Date : July 19, 2021

Enclosures:

Director Disclosure of Interests and Transactions in Securities Policy

Level 7, 420 King William Street, Adelaide SA 5000, Australia
T: +61 8 7324 6018 F: +61 8 8312 0248 www.imtechltd.com A.B.N. 98 132 653 948 NASDAQ: IMTE